QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

VERITAS DGC INC. TO RESTATE FINANCIAL RESULTS

HOUSTON—October 28, 2004—Veritas DGC Inc. (the "Company") (NYSE & TSX: VTS) announced today that it will restate its financial results to properly reflect the $3.7 million of adjustments that were identified during the Company's review of its balance sheet accounts, as described in the Company's press release of October 13, 2004. The Company determined that the adjustments were material to the fourth quarter and annual results of fiscal 2004. Restatement of the financial results for 2000 through 2004 is therefore appropriate.

The Company does not expect these adjustments or the restatement to have a significant effect on its operations, future results, financial obligations or liquidity, but cautioned that further adjustments could occur during the completion of its year-end procedures. The Company currently expects that the auditing and restatement process will be complete by the end of the current calendar year.

Thierry Pilenko, Chairman and CEO commented, "The restatement will allow us to move forward in the most transparent manner for our shareholders and employees. Our decision was made after we conducted an extensive worldwide review and after thorough discussion with our Audit Committee and external advisors. We will complete the restatement process as quickly as possible and we will resume our regular quarterly communications beginning with our first fiscal quarter, which ends in a few days. This restatement process should have no impact on our operations. We will remain focused on our customers and we see market conditions improving, fueled by increased exploration spending in 2005."

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties, and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. Factors discussed in Veritas' periodic filings with the SEC, including its Annual Reports on Form 10-K, most recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as the effects of the company's ongoing review of its financial results, could cause actual results to differ materially from those described in the forward-looking statements. Veritas is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical, geological and reservoir technologies to the petroleum industry worldwide.

For additional information regarding Veritas DGC Inc., please visit www.veritasdgc.com or contact:

        Mindy Ingle, Investor Relations                    (832) 351-8821

QuickLinks

  Exhibit 99.1
VERITAS DGC INC. TO RESTATE FINANCIAL RESULTS